Exhibit 10.1

CONTRACTOR SERVICES AGREEMENT

THIS CONTRACTOR SERVICES AGREEMENT is made and entered into effective the 11th day of September, 2006, by and between KRISPY KREME DOUGHNUTS, INC. and KRISPY KREME DOUGHNUT CORPORATION, each a North Carolina corporation with a principal place of business in Forsyth County, North Carolina (together, “Krispy Kreme”) and Charles A. Blixt, a citizen and resident of North Carolina (“Contractor”).

In consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Krispy Kreme agrees to retain Contractor and Contractor agrees to be retained by Krispy Kreme to perform the following services (together, “Contractor Services”): to perform and supervise legal services needed by or otherwise appropriate for Krispy Kreme and its affiliates and subsidiaries. In performing such services, Contractor acknowledges that he is an independent contractor, that Contractor is responsible for the means and methods used in performing these Contractor Services under this Agreement, that Contractor is responsible for determining his own schedule as long as Contractor nevertheless fully and properly performs the Contractor Services, and that Contractor is not an employee or partner of Krispy Kreme; accordingly, Contractor and Krispy Kreme agree that Krispy Kreme will not withhold any income or employment taxes from any compensation paid to Contractor and that Krispy Kreme will not consider Contractor to be an employee for purposes of any employee benefit plans or payment of any premiums for workers’ compensation benefits or unemployment benefits. Contractor shall use his best efforts to perform the Contractor Services as needed and when requested by Krispy Kreme. Krispy Kreme shall not be obligated to provide Contractor with any particular number of hours of work. Contractor agrees to use his best efforts to provide the Contractor Services, and to be available for meetings to provide advice and information with respect to his work. Furthermore, on request, Contractor shall make one or more reports and presentations to the executives and/or one or more employees of Krispy Kreme to present the results of his work.

2.    (a)     Within five (5) business days of the full execution of this Agreement, Krispy Kreme shall pay Contractor thirty-thousand dollars ($30,000).

(b)     In addition to such payment, during the term of this Agreement, Krispy Kreme hereby agrees to pay Contractor at the monthly rate of $27,750.00. Contractor shall be paid by check on the fourth Wednesday of each month during the term of this Agreement, and on the first Wednesday following the termination of this Agreement for any partial month during which Contractor has performed Contractor Services for which he has not been paid. Payments provided for in this paragraph shall be prorated for any partial month during the term of this Agreement by multiplying $27,750.00 times a fraction, the numerator of which shall be the number of days during such partial month that the term of this Agreement was in effect and the denominator of which shall be 30. Unless previously agreed to in writing, Krispy Kreme shall not be responsible for any expenses incurred by Contractor in connection with Contractor’s services hereunder. Notwithstanding the foregoing, Krispy Kreme agrees that it will reimburse Contractor for reasonable and customary travel expenses incurred by Contractor consistent with Krispy Kreme’s travel policy (as such policy may be amended from time to time) in connection with Contractor’s services to Krispy Kreme, provided appropriate documentation is submitted regarding the expenses incurred. Payment for these expenses shall be made by check and shall be paid monthly to Contractor within thirty (30) days following submission of appropriate documentation, and such payment shall not be reduced by any withholdings.

(c)     As soon as practicable after the full execution of this Agreement, Krispy Kreme Doughnuts, Inc. (“KKDI”) shall grant to Contractor 6,000 restricted shares of KKDI’s common stock (the “Restricted Stock”). Thereafter, during the term of this Agreement, KKDI shall grant to Contractor 6,000 shares of Restricted Stock every three months, beginning three months from the date of the initial grant of Restricted Stock. Notwithstanding the foregoing, in the event that the Compensation Committee of the Board of Directors of KKDI determines that stock grants may not be made on one or more of the dates set forth above consistent with applicable law, the grant of the Restricted Stock shall be deferred until the date, if any, that the Compensation Committee determines that it may make such grants consistent with applicable law. The Restricted Stock will vest on their respective grant dates. The Restricted Stock will be registered as soon as practicable on Form S-8 under the Securities Act of 1933, as amended. Contractor agrees that, without the prior written consent of the Board of Directors of KKDI, he will not sell or otherwise transfer any of the Restricted Stock received under this paragraph or the economic benefit thereof prior to the first anniversary of the later to occur of (i) the termination of this Agreement and (ii) the termination of any period during which Contractor may be an employee of Krispy Kreme if such period of employment begins within thirty (30) days of the termination of this Agreement; provided, however, that this Agreement shall not prevent Contractor from selling a number of such shares required to fund his tax liability resulting from the vesting of the Restricted Stock as long as such sale is made in compliance with Krispy Kreme’s Securities Trading Policy in effect at the time of any such sale and in compliance with applicable laws. Contractor agrees to the appropriate legends and transfer restrictions on the Restricted Stock in order to reflect the provisions of this paragraph.

3.     Contractor hereby agrees that all of the Contractor Services shall be performed by Contractor pursuant to and in accordance with all applicable federal, state and local laws, rules and regulations.

4.     Contractor hereby warrants and covenants that any concepts or documents presented to Krispy Kreme with respect to or in any way related to this Agreement and/or the Contractor Services will have been lawfully developed by Contractor and do not constitute the trade secrets or copyright material of any other party and do not infringe on the intellectual property rights of any other party. For the compensation described in this Agreement, Contractor hereby agrees that all documents, programs, materials and work generated by Contractor during the term of this Agreement or in any way connected with the Contractor Services shall be the property of Krispy Kreme, and Contractor agrees that all designs, drawings, and copies made, generated or created by Contractor in any form or manner pursuant to this Agreement in connection with Contractor Services shall become, upon creation, the sole and exclusive property of Krispy Kreme as a “Work

Made for Hire” as such term is used and defined in the Copyright Act of 1976, and Contractor agrees that any such copyrightable material is and shall become upon creation, without payment of any further consideration other than that stated in this Agreement, the sole and exclusive property of Krispy Kreme. Contractor further agrees that all items listed in this paragraph 4 shall constitute Confidential Information which shall be subject to the provisions of paragraph 5, below.

5.      Contractor acknowledges and agrees that all ideas, plans, specifications, business information, financial information, business methodologies, business plans, product information, formulations, processing procedures, quality standards, trade secrets, designs, apparatus, production methods and techniques, know-how, trademarks, trade dress, packaging, component parts and all other information and materials supplied by Krispy Kreme to Contractor, or learned or observed by Contractor from Krispy Kreme or its agents during Contractor’s performance under this Agreement, or developed by Contractor and/or Krispy Kreme in connection with Contractor’s performance under this Agreement (collectively the “Confidential Information”) will be maintained in strict confidence by Contractor, and Contractor will not disclose, release, reveal, convey or disseminate any such Confidential Information to any third party, without Krispy Kreme’s express prior written consent. Contractor will not make any copies or furnish to any third party any of the Confidential Information, without Krispy Kreme’s express prior written consent except as required to be disclosed by lawful subpoena or court order (and in such event, only after providing written notice to Krispy Kreme’s legal counsel that disclosure is legally required with adequate time remaining for Krispy Kreme to obtain a protective order). Contractor shall not use the Confidential Information for any purpose other than Contractor’s performance of his obligations under this Agreement for the benefit of Krispy Kreme. Contractor agrees that he will take all reasonable steps to assist in protecting the Confidential Information from improper disclosure. Promptly upon Krispy Kreme’s request, Contractor will return to Krispy Kreme all originals and all existing copies of any documents, computer data or other tangible material containing any of the Confidential Information in Contractor’s or his agents’ possession or control. The confidentiality agreements and obligations contained in this paragraph shall survive the termination of this Agreement.

6.     This Agreement shall commence on September 11, 2006. Either party shall have the right to terminate this Agreement at any time and for any reason with thirty (30) days prior written notice. The responsibilities of both parties to this Agreement shall continue during the notice period. Upon the termination of this Agreement for any reason, Contractor shall promptly deliver to Krispy Kreme all copies in whatever form existing (whether written, computerized or otherwise) of any and all Confidential Information or documents of Krispy Kreme regarding any pending project as well as any documents developed by or received by Contractor in connection with the Contractor Services, including, but not limited to, the information and items set forth in paragraphs 4 and 5, above. The termination of this Agreement for any reason shall not affect any obligations of either party which have arisen prior to such termination and the provisions of paragraphs 4 and 5, above, shall survive the termination of this Agreement.

7.     Krispy Kreme shall cause Contractor to be named on Krispy Kreme’s Directors and Officers liability insurance policy as the same is in effect from time to time. Krispy Kreme also agrees to indemnify and hold harmless Contractor to the same extent it indemnifies and holds harmless its officers under the terms of its Articles and Bylaws in effect from time to time.

8.     The parties agree that this Agreement and the relationship between the parties and any dispute regarding same shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to the conflict of laws rules thereof.

9.     Neither Krispy Kreme nor Contractor may assign this Agreement or any rights hereunder to any other party without the prior written consent of the other.

10.     This Agreement represents the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by a written document signed by both Krispy Kreme and Contractor. If any portion or provision in this Agreement is found to be void or unenforceable in any jurisdiction, the remainder of this Agreement (without the void or unenforceable portion) shall be enforceable in such jurisdiction.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date written above.

KRISPY KREME DOUGHNUTS, INC.

By: /s/ Daryl G. Brewster
Name: Daryl G. Brewster
Title: President and Chief Executive Officer

KRISPY KREME DOUGHNUT CORPORATION

By: /s/ Daryl G. Brewster
Name: Daryl G. Brewster
Title: President and Chief Executive Officer

CONTRACTOR

/s/ Charles A. Blixt
Charles A. Blixt

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